08-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 3Q RESULTS; REAFFIRMS ADJUSTED 2008 EPS GUIDANCE

HOUSTON, November 10, 2008 – Southern Union Company (NYSE: SUG) today reported adjusted net earnings available for common stockholders for the quarter ended September 30, 2008, of $36.0 million ($.29 per share) compared with net earnings of $40.9 million ($.34 per share) in the prior year.  Adjusted net earnings for 2008 exclude a non-cash after-tax mark-to-market unrealized gain on open commodity derivatives and an after-tax charge related to the company’s repurchase of its preferred stock during the quarter.   Reported net earnings for the quarter were $42.5 million ($.34 per share).  A reconciliation of net earnings to adjusted net earnings for the quarter is set forth in the following table.

	Three months ended September 30,
($000s, except per share amounts)	2008	2007
Operating revenues	$657,283	$525,473
Operating income	$97,280	$96,980
Net earnings	$46,776	$45,283
Preferred stock dividends	$(2,264)	$(4,342)
Loss on extinguishment of preferred stock	$(2,036)	$-
Net earnings available for common stockholders	$42,476	$40,941
After-tax adjustment for mark-to-market gain	$(8,518)	$-
After-tax adjustment for repurchase of preferred stock	$2,036	$-
Adjusted net earnings available for common stockholders	$35,994	$40,941
Reported net earnings per share available for common stockholders	$0.34	$0.34
Adjusted net earnings per share available for common stockholders	$0.29	$0.34

The company estimates that Hurricanes Gustav and Ike negatively impacted the quarter by approximately $13 million ($.11 per share) on an after-tax basis.  The negative impact during the quarter was primarily a result of reduced availability in the gathering and processing segment of third-party fractionation facilities damaged by Hurricane Ike, accruals for the estimated expense impact for damages to the company’s offshore pipeline systems and reduced transportation revenue as a result of shut-in volumes on the aforementioned offshore pipeline systems.

For the nine-month period ended September 30, 2008, the company reported adjusted net earnings available for common stockholders of $165.9 million ($1.34 per share) compared with $151.7 million ($1.26 per share) for the prior year.  In the 2008 period, adjusted net earnings exclude a non-cash after-tax mark-to-market unrealized loss on open commodity derivatives and an after-tax charge related to the company’s repurchase of its preferred stock during the nine-month period.  In the 2007 period, adjusted net earnings exclude an after-tax nonrecurring gain related to the settlement of litigation.  Reported net earnings for the nine-month period on a GAAP basis were $158.5 million ($1.28 per share) compared with $162.0 million ($1.34 per share) in the prior year.  A reconciliation of net earnings to adjusted net earnings for the nine-month period is set forth in the following table.

	Nine months ended September 30,
($000s, except per share amounts)	2008	2007
Operating revenues	$2,343,036	$1,893,754
Operating income	$341,112	$313,974
Net earnings	$172,594	$174,979
Preferred stock dividends	$(10,041)	$(13,024)
Loss on extinguishment of preferred stock	$(4,031)	$-
Net earnings available to common stockholders	$158,522	$161,955
After-tax adjustment for mark-to-market loss	$3,340	$-
After-tax adjustment for repurchase of preferred stock	$4,031
After-tax adjustment for settlement of litigation	$-	$(10,223)
Adjusted net earnings available for common stockholders	$165,893	$151,732
Reported net earnings per share available for common stockholders	$1.28	$1.34
Adjusted net earnings per share available for common stockholders	$1.34	$1.26

The company estimates that Hurricanes Gustav and Ike also negatively impacted the nine-month period by approximately $13 million ($.11 per share) on an after-tax basis.

By excluding the aforementioned items from earnings, the company believes it presents its earnings in a manner more consistent with the presentation used by the investment community in its evaluation of the company's earnings.

For the current quarter, adjusted net operating revenue, calculated as revenue less cost of gas and other energy, revenue related taxes and unrealized losses on open commodity derivatives, increased $16.2 million or 6.2%, to $276.8 million from $260.6 million in the prior year.

For the quarter ended September 30, 2008, Southern Union reported adjusted earnings before interest and taxes (“EBIT”) of $105.9 million compared with EBIT of $120.1 million in the prior period, representing a decrease of 11.8%.  The decrease was primarily due to the impacts of Hurricanes Gustav and Ike on the company’s operations.

Management’s Perspective

Commenting on the third quarter, George L. Lindemann, chairman and CEO, said, “We were very pleased with the performance of our business segments during the third quarter.  Prior to the hurricanes, we were on track to exceed our previously stated earnings guidance.  Despite the current commodities market and the impact of the hurricanes, we expect adjusted earnings to fall within the lower end of our previously announced guidance for the year.”

President and COO Eric D. Herschmann added, “We believe the long-term fundamentals of our businesses remain sound.  With more than 80% of our cash flows derived from stable, regulated businesses with predominantly fixed-fee structures, we are well positioned to weather the current macroeconomic forces that are impacting our nation.”

Key Factors Impacting Third Quarter 2008 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $89.1 million, compared with EBIT of $90.1 million in the prior year.  The $1 million decrease was primarily attributable to a $2.1 million decrease in equity earnings from its unconsolidated affiliate, Citrus Corp., partially offset by a $1.1 million increase in EBIT at Panhandle Energy, which includes Panhandle Eastern Pipeline Company and its subsidiaries.  Panhandle Energy saw higher operating revenues of $14.4 million, partially offset by higher operating expenses of $8.9 million and higher depreciation and amortization expense of $4.3 million.  The increase in operating revenues was largely due to a $14.8 million increase in reservation revenue, primarily a result of the Trunkline Field Zone Expansion project which was fully placed in service by February 2008.  The company estimates that reduced volumes on its offshore systems as a result of Hurricane Ike negatively impacted operating revenue by $1.4 million during the quarter.  The operating expense increase includes expenses of $9.5 million for the expected cost to repair damages to the company’s offshore systems as a result of the hurricanes.

•
The gathering and processing segment reported adjusted EBIT of $13.2 million compared with $20.2 million in the prior year.  Adjusted EBIT for the quarter excludes a $13.7 million mark-to-market unrealized gain on open commodity derivatives.  Gross margin increased by $3.2 million, excluding the impact of mark-to-market accounting on open commodity derivatives, primarily due to improved higher realized natural gas and natural gas liquids prices.  The company estimates that gross margin was negatively impacted by $10.6 million during the quarter, primarily a result of reduced availability of third-party fractionation facilities damaged by Hurricane Ike.  Operating expenses increased for the quarter by $7.2 million, primarily due to a $2.7 million bad debt reserve for receivables associated with a company that filed for bankruptcy and a $1.4 million provision related to the settlement of litigation.  Equity earnings from the company’s investment in Grey Ranch decreased by $1.2 million due to a June 2008 fire that removed the plant from service.  The Grey Ranch processing plant was placed back in service in late October 2008.  Depreciation expense increased by $1 million during the quarter due to an increase in property, plant and equipment.

•
EBIT for the company’s distribution segment (predominantly Missouri Gas Energy) decreased $5.6 million to $3.6 million for the quarter.  The decrease was due primarily to a $2.7 million increase in operating expenses during the current quarter including $1.4 million related to ongoing litigation and approximately $1 million related to higher uncollectible accounts.  Net operating revenues were lower by $1.8 million, primarily related to $1.6 million of lower market-driven pipeline capacity release sales.

2008 Earnings Guidance

Southern Union reaffirms its 2008 adjusted net earnings guidance in the range of $1.80 to $1.90 per fully diluted share, which excludes the impact of mark-to-market accounting for open commodity derivatives and charges related to the extinguishment of preferred stock.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its third quarter 2008 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 888-713-4213 (international callers dial 617-213-4865) and enter the passcode 24367647.  A replay of the call will be available for one week after the event by dialing 888-286-8010

(international callers dial 617-801-6888) and entering passcode 97925208.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PT4N6WY4G or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three and nine months ended September 30, 2008 and 2007.

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)

Operating revenues	$657,283	$525,473	$2,343,036	$1,893,754

Operating expenses:
Cost of gas and other energy	361,970	261,324	1,431,171	1,069,035
Operating, maintenance and general	131,076	108,478	356,265	318,982
Depreciation and amortization	50,049	44,900	147,993	132,030
Revenue-related taxes	4,736	3,804	29,660	26,498
Taxes, other than on income and revenues	12,172	9,987	36,835	33,235
Total operating expenses	560,003	428,493	2,001,924	1,579,780
Operating income	97,280	96,980	341,112	313,974

Other income (expenses):
Interest expense	(53,232)	(50,703)	(154,536)	(154,034)
Earnings from unconsolidated investments	21,624	24,820	59,451	81,986
Other, net	769	(1,961)	1,827	1,800
Total other income (expenses), net	(30,839)	(27,844)	(93,258)	(70,248)

Earnings before income taxes	66,441	69,136	247,854	243,726

Federal and state income tax expense	19,665	23,853	75,260	68,747

Net earnings	46,776	45,283	172,594	174,979

Preferred stock dividends	(2,264)	(4,342)	(10,041)	(13,024)

Loss on extinguishment of preferred stock	(2,036)	-	(4,031)	-

Net earnings available for common stockholders	$42,476	$40,941	$158,522	$161,955

Net earnings available for common stockholders per share:
Basic	$0.34	$0.34	$1.29	$1.35
Diluted	$0.34	$0.34	$1.28	$1.34
Dividends declared on common stock per share	$0.15	$0.10	$0.45	$0.30

Weighted average shares outstanding:
Basic	123,975	120,018	123,264	119,894
Diluted	124,205	120,759	123,523	120,622

[Missing

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three and nine months ended September 30, 2008 and 2007.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Segment Data	2008	2007	2008	2007
	(In thousands)
Revenues from external customers:
Transportation and Storage	$173,400	$158,963	$528,784	$489,699
Gathering and Processing	392,328	285,182	1,248,313	887,111
Distribution	89,892	80,093	561,449	513,864
Total segment operating revenues	655,620	524,238	2,338,546	1,890,674
Corporate and other	1,663	1,235	4,490	3,080
	$657,283	$525,473	$2,343,036	$1,893,754

Depreciation and amortization:
Transportation and Storage	$26,133	$21,863	$76,885	$63,634
Gathering and Processing	15,721	14,713	46,537	43,849
Distribution	7,615	7,633	22,909	22,646
Total segment depreciation and amortization	49,469	44,209	146,331	130,129
Corporate and other	580	691	1,662	1,901
	$50,049	$44,900	$147,993	$132,030

EBIT:
Transportation and Storage segment	$89,128	$90,129	$292,822	$300,906
Gathering and Processing segment	26,951	20,020	67,641	41,506
Distribution segment	3,613	9,173	36,733	49,162
Corporate and other	(19)	517	5,194	6,186
Total EBIT	119,673	119,839	402,390	397,760
Interest expense	53,232	50,703	154,536	154,034
Earnings before income taxes	66,441	69,136	247,854	243,726
Federal and state income tax expense	19,665	23,853	75,260	68,747
Net earnings	46,776	45,283	172,594	174,979
Preferred stock dividends	2,264	4,342	10,041	13,024
Loss on extinguishment of preferred stock	2,036	-	4,031	-
Net earnings available for common stockholders	$42,476	$40,941	$158,522	$161,955

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.  EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies.  Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.

Select Financial Information Continued

The following table sets forth certain select, unaudited financial information for the company as of September 30, 2008 and December 31, 2007 and for the nine months ended September 30, 2008 and 2007.

	September 30,	December 31,
	2008	2007
	(In thousands of dollars)
Total assets	$7,761,638	$ 7,397,913
Long Term Debt	3,254,877	2,960,326
Short term debt and notes payable	438,134	557,680
Preferred stock	119,973	230,000
Common equity	2,198,457	1,975,806
Total capitalization	6,011,441	5,723,812

	Nine Months ended September 30,
	2008	2007
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$ 373,442	$ 388,720
Changes in working capital	(37,481)	1,982
Net cash flow provided by operating activities
before changes in working capital	410,923	386,738
Net cash flow used in investing activities	(465,540)	(418,252)
Net cash flow provided by financing activities	89,468	43,520
Change in cash and cash equivalents	$ (2,630)	$ 13,988

Select Financial Information Continued

The following table sets forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company for the three months ended September 30, 2008 and 2007.

	Three months ended September 30,
	2008	2007
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$119,673	$119,839
Adjustments:
Mark-to-market unrealized hedging (gain) loss	(13,739)	213
Adjusted EBIT	$105,934	$120,052

Computation of Adjusted net operating revenues:
Reported Operating revenues	$657,283	$525,473
Reported Cost of gas and other energy	361,970	261,324
Reported Revenue-related taxes	4,736	3,804
Adjustments:
Mark-to-market unrealized hedging (gain) loss	(13,739)	213
Adjusted net operating revenues	$276,838	$260,558

Gathering & processing segment:
Reported EBIT	$26,951	$20,020
Adjustments:
Mark-to-market unrealized hedging (gain) loss	(13,739)	213
Adjusted EBIT	$13,212	$20,233

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